UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material under § 240.14a-12.

Abpro Holdings, Inc.
(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplement to Proxy Statement for

Adjourned Annual Meeting of Stockholders

to be held October 10, 2025

This supplement, dated September 18, 2025, supplements the definitive proxy statement (the “Proxy Statement”) of Abpro Holdings, Inc. filed with the Securities and Exchange Commission (the “SEC”) on September 8, 2025 relating to the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) previously scheduled to be held on September 18, 2025 at https://www.cstproxy.com/abpro/am2025 at 10:00 AM ET. The Annual Meeting was called to order at 10:00 AM ET, on Thursday, September 18, 2025 and then adjourned.

Notice is hereby given that the Annual Meeting has been adjourned and will reconvene at 10:00 AM ET on Friday, October 10, 2025. The Annual Meeting will be held at https://www.cstproxy.com/abpro/am2025. No changes have been made to the record date or the proposals to be brought before the Annual Meeting, which are presented in the Proxy Statement. Stockholders of record at the close of business on September 2, 2025 who have not yet voted are encouraged to vote by 11:59 p.m., Eastern Time (ET) on October 9, 2025, are entitled to vote at the Annual Meeting to be held on October 10, 2025, and may participate in the meeting using the control number included in the previously-distributed proxy materials.

*** ANNUAL MEETING WAS ADJOURNED ***

PLEASE CAST YOUR VOTE TODAY

Dear Fellow Abpro Holdings, Inc. Stockholder:

The Annual Meeting of Stockholders of Abpro Holdings, Inc. (NASDAQ: ABP), has been adjourned until October 10, 2025, in order to solicit more votes to reach quorum to allow us to hold the meeting.

The Company’s Board of Directors continues to believe that all the proposals contained in the proxy statement are advisable and in the best interests of the Company’s stockholders to consider and act upon.

****Your Board urges you to vote NOW!****

Because a quorum needs to be achieved to hold the meeting, every stockholder’s vote is important no matter how many shares you may own. Your vote is extremely important. Please submit your proxy as soon as possible.

The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter.

Thank you for your investment in Abpro Holdings and taking the time to vote your shares.